                                                                    EXHIBIT 99.1

                                                     [Steel Dynamics, Inc. Logo]
Press Release
February 4, 2004

                                            6714 Pointe Inverness Way, Suite 200
                                                       Fort Wayne, IN 46804-7932
                                                              260.459.3553 Phone
                                                                260.969.3590 Fax
                                                           www.steeldynamics.com
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Steel Dynamics Reports Fourth Quarter and Annual 2003 Results

FORT WAYNE, INDIANA, February 4, 2004 - Today Steel Dynamics, Inc. (NASDAQ:STLD) announced record annual net sales of $987 million and record shipments of 2.8 million tons, resulting in net income of $47 million, or $.98 per diluted share, which represents the company's third strongest yearly earnings performance. Fourth quarter 2003 net sales of $279 million increased 10 percent as compared to the third quarter, with net income of $17 million, or $.34 per diluted share. Fourth quarter consolidated operating profit (excluding start-up costs and minority interest adjustments) was $34 per ton, and for the year was $37 per ton. The Flat Roll Division achieved record annual production volume, while the Structural and Rail Division increased its annual shipments to 462,000 tons during 2003.

"Steel Dynamics has experienced another year of opportunity and growth. We are very pleased with the operating performances at our Flat Roll and Structural Divisions as well as the start-up progress of our Bar Products Division," said Keith Busse, President and CEO of Steel Dynamics. "At the same time, we experienced, as did others in our industry, an unprecedented increase in steel scrap costs, up approximately $22 per ton in 2003 compared to 2002, and up $18 per ton in the fourth quarter compared to the third quarter. The higher scrap costs, combined with decreased selling values of $12 per ton, resulted in decreased margins of approximately 10 percent for the year, although selling values increased $21 per ton from the third to fourth quarter. Market weakness early in the year coupled with unprecedented resource-cost escalation in the latter half of the year made 2003 a volatile year.

"During 2004, we expect to see continued improvement in the U.S. economy with stronger demand for steel in the non-residential construction and capital goods markets. Throughout the year, we are optimistic that we will begin to see favorable quarter-to-quarter margin and earnings growth. We are currently experiencing strong bookings with rapidly rising steel prices in the first quarter of 2004 which should more than offset or mitigate the financial impact of the further escalation in scrap prices. With the expectation that all three of our Indiana mini-mills and Iron Dynamics will be in operation this year, Steel Dynamics is in a position to ship an increasing volume and breadth of value-added steel products in 2004, enhancing prospects for a much stronger year," Busse said.

Several financing activities occurred during the fourth quarter of 2003. In November the company issued an additional $100 million of its existing Senior Unsecured Notes due 2009. The net proceeds from this offering were used to prepay $50 million of indebtedness under SDI's senior secured credit facility and to finance certain capital expenditures. Steel Dynamics and the former lender group to Iron Dynamics (IDI) agreed to settle a contingent obligation related to the lenders' potential participation in future profits from the operation of the IDI facility. This settlement generated a non-cash pre-tax gain of $14 million, which is reflected in our financial statements as an early extinguishment of debt.

Project Status

Bar Products Division, Pittsboro, Indiana. Steel Dynamics began commissioning its third mini-mill ahead of schedule. On December 29, 2003, the mill successfully produced special-bar-quality (SBQ) and merchant-bar-quality (MBQ) rounds in 3-inch to 9-inch diameters for shipment. We expect to add SBQ and MBQ rounds in diameters less than 3 inches and reinforcing bars ranging from #3 to #18 to the mill's product offerings by the late second quarter of this year. Production of angles, flats and channels should begin in the third quarter. We anticipate the mill will have an eventual annual capacity of between 500,000 and 600,000 tons.

Glenn Pushis, general manager of SDI's new Bar Products Division, said, "We've made rapid progress with construction and equipment installation since the beginning of September when we received the environmental permit that allowed us to proceed with the project. We are continuing to make numerous modifications which we believe will allow the mill to flexibly produce a broader range of bar products than most other bar mills. We expect to ramp up production and shipments of these products rapidly in 2004."

Structural and Rail Division, Columbia City, Indiana. The Structural and Rail Division achieved GAAP profitability in November, only sixteen months after start-up, while producing at a rate of only 67 percent of its estimated production capacity due principally to the slowly recovering non-residential construction market. The mill is currently commissioning 6-inch and 36-inch beams, which will conclude the commissioning of the full range of its wide-flange product offerings. Several successful rail-rolling trials were completed in the fourth quarter and we expect to ship rail products in the first half of 2004.

Flat Roll Division, Butler, Indiana. In November, the Flat Roll Division began operation of its new, technologically advanced coil-coating line. It is the only paint line in North America that is an integral part of a steel-making facility, offering significant advantages in terms of manufacturing cost, product quality, logistics, and customer service. Coated coils have already been produced and delivered to numerous customers, and have been well received. The division's Jeffersonville, Indiana, galvanizing plant, which began operation in July, is now in full operation.

Iron Dynamics, Inc., Butler, Indiana. Iron Dynamics restarted operations at the end of November with encouraging results. Through an internally developed process, IDI is currently producing a virgin form of iron intended to serve as a lower cost substitute for 10 to 15 percent of the metallic raw material mix used in the Flat Roll Division's electric arc furnaces. Since restart, the Flat Roll Division has consistently and successfully used iron briquettes (HBI) from Iron Dynamics as a part of its metallic input. In December, its first full month of operation after restarting, IDI produced 15,000 tons of HBI, which is approximately 40 to 50 percent of its expected capacity. The final stage of Iron Dynamics' production process, the liquefaction of solid iron briquettes to produce liquid pig iron, is expected to restart in February. We are encouraged that IDI is currently achieving its cost targets. On this basis, we are hopeful that IDI can deliver meaningful cost savings in the current turbulent scrap markets.

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Forward Looking Statements

This press release contains predictive statements about future events, including statements related to the future sales and earnings of the company, the introduction of products new to the company, the start-up or restart and operation of production facilities, the use of new manufacturing processes, expectations of future successful production at these facilities and sales of products made, and future financial benefits to the company as a result of operating these facilities and selling these products. These statements are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI's detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC's Web site, www.sec.gov and on the company's Web site, www.steeldynamics.com.

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Conference Call and Webcast

On Thursday, February 5, 2004 at 11:00 am EST, Steel Dynamics will host a conference call in which Steel Dynamics' management will discuss fourth quarter and 2003 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics' Web site:

                              www.steeldynamics.com

Dial-in information is available on our Web site. No telephone replay will be available. An audio replay of the Webcast will be available on the SDI Web site.

Contact: Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
          f.warner@steeldynamics.com

                              Steel Dynamics, Inc.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)



                                                                   Quarter Ended                        Year Ended
                                                                    December 31,                      December 31,
                                                           ----------------------------       ----------------------------
                                                              2003              2002             2003              2002
                                                           -----------      -----------       -----------      -----------
                                                                    (unaudited)                       (unaudited)

Net sales...............................................   $   279,160      $   243,154       $   987,248      $   864,493

Cost of goods sold......................................       239,474          170,693           827,264          638,860
Selling, general & administrative expenses..............        17,710           15,476            63,377           67,266
                                                           -----------      -----------       -----------      -----------
     Operating income...................................        21,976           56,985            96,607          158,367
Interest expense........................................         8,138           10,326            34,493           30,201
Gain from debt extinguishment...........................        13,987                -            13,987                -
Other (income) expense, net.............................         1,026             (220)              664            3,689
                                                           -----------      -----------       -----------      -----------
     Income before income taxes.........................        26,799           46,879            75,437          124,477

Income taxes............................................        10,050           17,500            28,289           46,600
                                                           -----------      -----------       -----------      -----------
     Net income.........................................   $    16,749      $    29,379       $    47,148      $    77,877
                                                           ===========      ===========       ===========      ===========



Basic earnings per share:

Net income..............................................   $       .35       $      .62       $       .99       $     1.65
                                                           ===========       ==========       ===========       ==========
Weighted average common shares outstanding..............        48,270           47,563            47,829           47,144
                                                           ===========      ===========       ===========      ===========


Diluted earnings per share:

Net income..............................................   $       .34      $       .61       $      .98       $      1.64
                                                           ===========      ===========       ==========       ===========
Weighted average common shares
     and share equivalents outstanding..................        48,745           47,793           48,127            47,463
                                                           ===========      ===========       ==========       ===========

                              Steel Dynamics, Inc.
                  UNAUDITED SUPPLEMENTAL OPERATING INFORMATION


                                                                   Quarter Ended                      Year Ended
                                                                    December 31,                     December 31,
                                                              ----------------------          ------------------------
                                                                 2003        2002                 2003         2002
                                                              ----------  ----------          -----------  -----------
Shipments (tons)
     Steel Operations*.....................................      772,454     597,248            2,799,760    2,357,528
     Other Operations**....................................       66,697      42,952              206,718      204,153
     Intercompany..........................................      (67,064)    (37,418)            (189,230)    (171,339)
                                                              ----------  ----------          -----------  -----------
         Consolidated......................................      772,087     602,782            2,817,248    2,390,342
                                                              ==========  ==========          ===========  ===========


Steel Operations* production (tons)........................      782,302     669,123            2,950,249    2,488,353

Average consolidated selling price per ton (dollars).......   $      362  $      403          $       350  $       362
Operating profit per ton shipped*** (dollars)..............           34          98                   37           74

Start-up costs (thousands of dollars)......................   $    4,145  $      213          $     7,862  $    13,242


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  *      Steel Operations include the company's Flat Roll Division, Structural and Rail Division and Bar Products Division.

 ** Other Operations include New Millennium Building Systems, Paragon Steel Trading and Iron Dynamics.

*** Operating profit per ton shipped represents operating income before start-up costs and minority interest adjustments divided by consolidated shipments.

                              Steel Dynamics, Inc.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                             December 31,           December 31,
                                                                                 2003                   2002
                                                                            -------------          -------------
                                                                              (unaudited)
                           Assets

Current assets:
     Cash & short-term investments...................................       $      65,430          $      24,218
     Accounts receivable.............................................             126,023                118,479
     Inventories.....................................................             184,496                153,204
     Deferred income taxes...........................................              23,217                  6,680
     Other current assets............................................               8,769                  8,322
                                                                            -------------          -------------
           Total current assets......................................             407,935                310,903

Property, plant & equipment, net.....................................           1,001,116                929,338

Restricted cash......................................................               2,636                  2,616

Other assets.........................................................              36,752                 32,839
                                                                            -------------          -------------
           Total assets..............................................       $   1,448,439          $   1,275,696
                                                                            =============          =============


                 Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable................................................       $      79,326          $      46,217
     Accrued interest................................................              11,312                 10,665
     Accrued expenses................................................              46,678                 44,755
     Current portion of long-term debt...............................              15,988                 11,913
                                                                            -------------          -------------
           Total current liabilities.................................             153,304                113,550

Long-term debt, including unamortized bond premium of $8,834.........             591,586                543,537

Deferred income taxes................................................             115,703                 70,330

Minority interest....................................................                 613                  4,632

Other long-term contingent liabilities...............................                   -                 21,987

Stockholders' equity:
     Common stock....................................................                 509                    499
     Treasury stock, at cost.........................................             (28,670)               (28,889)
     Additional paid-in capital......................................             362,328                347,050
     Retained earnings...............................................             257,254                210,106
     Other accumulated comprehensive loss............................              (4,188)                (7,106)
                                                                            -------------          -------------
           Total stockholders' equity................................             587,233                521,660
                                                                            -------------          -------------
           Total liabilities and stockholders' equity................       $   1,448,439          $   1,275,696
                                                                            =============          =============

                              Steel Dynamics, Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                    Quarter Ended                    Year Ended
                                                                     December 31,                    December 31,
                                                              --------------------------     --------------------------
                                                                 2003             2002          2003             2002
                                                              -----------     ----------     -----------     ----------
                                                                      (unaudited)            (unaudited)


Operating activities:
    Net income..............................................  $    16,749    $    29,379     $    47,148    $    77,877

    Adjustments to reconcile net income to net cash provided by operating activities:

       Depreciation & amortization..........................       18,719         15,647          69,110         59,443
       Deferred income taxes................................        7,915         11,367          28,836         25,485
       Gain from debt extinguishment........................      (13,897)             -         (13,897)             -
       Minority interest....................................         (527)          (174)         (1,068)          (137)
       Net change in working capital........................          940        (50,340)         (2,433)       (47,646)
                                                              -----------    -----------     -----------    -----------
          Net cash provided by operating activities.........       29,899          5,879         127,696        115,022
                                                              -----------    -----------     -----------    -----------

Investing activities:
    Purchase of property, plant & equipment.................      (47,073)       (17,512)       (137,061)      (142,599)
    Other...................................................            -          8,813          (8,283)         8,813
                                                              -----------    -----------     -----------    -----------
          Net cash used in investing activities.............      (47,073)        (8,699)       (145,344)      (133,786)
                                                              -----------    -----------     -----------    -----------

Financing activities:
    Issuance of long-term debt..............................      131,997        104,778         191,820        598,991
    Repayment of long-term debt.............................      (79,611)       (99,066)       (144,099)      (621,465)
    Issuance of common stock (net of expenses) and proceeds
       and tax benefits from exercise of stock options......       10,874            203          15,288          5,001
    Treasury stock issuance (purchase)......................          395              -             219            (43)
    Debt issuance costs.....................................       (2,635)        (3,050)         (4,368)       (17,743)
                                                              -----------    -----------     -----------    -----------
          Net cash provided by (used in)
            financing activities............................       61,020          2,865          58,860        (35,259)
                                                              -----------    -----------     -----------    -----------

Increase (decrease) in cash and equivalents.................       43,846             45          41,212        (54,023)
Cash & equivalents at beginning of period...................       21,584         24,173          24,218         78,241
                                                              -----------    -----------     -----------    -----------
Cash & equivalents at end of period.........................  $    65,430    $    24,218     $    65,430    $    24,218
                                                              ===========    ===========     ===========    ===========